EXHIBIT 10.11

Cork Floor Production Cooperation Agreement

Party A: Xi’an Hanxin Science and Technology Co.Ltd
Party B: Sichuan Hanxin Cork Products Company, Ltd.

To utilize the raw materials resource advantage of party B and the production and sales advantages of party A, the two parties have reached the following agreements through negotiation:

1.Party A shall provide a set of production equipments, including UV painting production facilities, matchers, mills, etc., and related guidance of production technologies and procedures, for cooperative production.

2. Party B shall provide the workshop and supplementary equipments and produce cork floors that meet the demands of party A according to quality standards and specifications provided by party A.

3. Party A shall pay party B the raw materials costs in advance according to the amount of the orders from party A. After receiving the payment of raw materials, party B shall arrange for production immediately and shall guarantee for the quality of and timely delivery of finished products.

4. Party A shall be in charge of the sales of all the products. Party B shall not sell any of the products without the consent from party A.

5. After the completion of the sales of one shipment of goods, party A shall pay party B the payment of the goods and the depositary payment for the next shipment of goods, so that party B can arrange for the production of the next set of goods in time.

6. This agreement has two duplicates, each party shall hold one copy.

7. This agreement shall become effective after signing/sealing.

Party A: Xi’an Hanxin Science and Technology Co.Ltd
Sign: Chen Peng Cheng

Party B: Sichuan Hanxin Cork Products Company, Ltd.
Sign: Li Hua Dong

Oct. 15th, 2009